Exhibit 10.26

Execution Version

CORPORATE GOVERNANCE AGREEMENT

THIS CORPORATE GOVERNANCE AGREEMENT (this “Agreement”), dated as of August 3, 2012, is made and entered into by and among: (i) Apartment Trust of America, Inc., a Maryland corporation (the “Company”); (ii) Elco Landmark Residential Holdings LLC, a Delaware limited liability company (“EL”); (iii) 2335887 Limited Partnership, an Ontario limited partnership (“OPT”); and (iv) DK LANDMARK, LLC, a Florida limited liability company ( “DB”). The Company, EL, OPT and DB are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company, EL, Elco Landmark Residential Management LLC, and Apartment Trust of America Holdings, L.P., a Virginia limited partnership (the “Operating Partnership”), have today entered into that certain Master Contribution and Recapitalization Agreement (the “MCA”);

WHEREAS, pursuant to the MCA, the Contributors have entered into Interest Contribution Agreements with respect to the contribution of their Contributed Interests in the Contributed Entities to the Operating Partnership in exchange for cash, OP Units, capital stock of the Company, or a combination of the foregoing, upon the terms and conditions set forth in the MCA;

WHEREAS, the Company, the Operating Partnership and one or more of DB and its affiliates have entered into the DB Contribution Agreements relating to the contribution to the Operating Partnership of the DB Properties;

WHEREAS, the Company, OPT, DB and EL have today entered into that certain Securities Purchase Agreement (the “SPA”);

WHEREAS, following consummation of the transactions contemplated by the MCA, the Contribution Agreements, the DB Contribution Agreements and the SPA, OPT, DB and EL will each directly or indirectly own and have the power to direct the voting or disposition of certain securities of the Company and of the Operating Partnership; and

WHEREAS, the Parties desire to enter into this Agreement to provide for the composition of the Board of Directors of the Company (the “Board”) immediately following the Initial Closing under the MCA (as defined in the MCA as in effect on the date hereof, the “MCA Initial Closing”), the Initial Closing under each DB Contribution Agreement (as defined in each DB Contribution Agreement as in effect on the date hereof, collectively, the “DB Contribution Agreements Initial Closing”), and the Initial Closing under the SPA (as defined in the SPA as in effect on the date hereof, the “SPA Initial Closing” and collectively with the MCA Initial Closing and the DB Contribution Agreements Initial Closing, the “Effective Date”) and to provide for certain other obligations of OPT, DB and EL with respect to certain shares of the Company’s capital stock directly or indirectly owned by them, all in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1. Initial Board Composition and Representation.

(a) On or prior to the Effective Date, the Company agrees to take all corporate and other actions necessary to increase the number of directors on the Board to nine. Stanley J. Olander, Jr., Andrea R. Biller, Glenn W. Bunting, Jr. and Robert A. Gary, IV shall continue as directors (the “ATA Directors”) but any and all other directors shall have resigned from the Board, with such resignations to have become effective on or before the Effective Date or to become effective automatically upon the appointment to the Board of the new directors contemplated herein. On the Effective Date, and throughout his or her term, each such ATA Director (other than Stanley J. Olander) must qualify as an “Independent Director” as defined below.

(b) On or prior to the Effective Date, the Company agrees to take all corporate and other actions necessary to cause Robert A. S. Douglas, or if he is unable or unwilling to serve, another officer of OPT holding the position of Director-Real Estate or higher and designated in writing by OPT on or before the Effective Date, to be appointed as a director of the Company and to fill one vacancy on the Board (the “OPT Director”), with a term that expires concurrently with those of all other directors on the Board and upon the election and qualification of any successor. For avoidance of doubt, (i) except as provided in Sections 2(c), 2(d) and 8(f)(i)(C), the OPT Director shall not be required to qualify as an Independent Director (as defined below), (ii) the OPT Director may resign from the Board at any time, and (iii) OPT may waive its rights to have an OPT Director appointed to the Board, and any such waiver, if given, shall be in writing and shall be effective until the next annual meeting of the Company’s stockholders at which directors of the Company are elected or, if expressly stated in such waiver, shall be effective for such longer period set forth therein.

(c) On or prior to the Effective Date, the Company agrees to take all corporate and other actions necessary to cause Edward M. Kobel, or if he is unable or unwilling to serve, another person designated in writing by DB (and qualifying as an “Independent Director”) on or before the Effective Date, to be appointed as a director of the Company and to fill one membership vacancy on the Board (the “DB Director”), with a term that expires concurrently with those of all other directors on the Board and upon the election and qualification of any successor. On the Effective Date, and throughout his or her term, such DB Director must qualify as an “Independent Director” as defined below. For avoidance of doubt, (i) the DB Director may resign from the Board at any time, and (ii) DB may waive its rights to have a DB Director appointed to the Board, and any such waiver, if given, shall be in writing and shall be effective until the next annual meeting of the Company’s stockholders at which directors of the Company are elected or, if expressly stated in such waiver, shall be effective for such longer period set forth therein.

(d) On or prior to the Effective Date, the Company agrees to take all corporate and other actions necessary to cause Joseph G. Lubeck and Michael Salkind, or if either of them is unable or unwilling to serve, another person designated in writing by EL on or before the Effective Date, to be appointed as directors of the Company and to fill two membership vacancies on the Board (the “EL Directors”), with a term that expires concurrently with those of all other directors on the Board and upon the election and qualification of any successor. For avoidance of doubt, (i) any of the EL Directors may resign from the Board at any time, and (ii) EL may waive its rights to have one or more EL Directors appointed to the Board, and any such waiver, if given, shall be in writing and shall be effective until the next annual meeting of the Company’s stockholders at which directors of the Company are elected or, if expressly stated in such waiver, shall be effective for such longer period set forth therein.

(e) On or prior to the Effective Date, the Company agrees to take all corporate and other actions necessary to cause Ronald D. Gaither, or if he is unable or unwilling to serve, another person collectively designated in writing by OPT, DB and EL (and qualifying as an “Independent Director” as defined below) on or before the Effective Date, to be appointed as a director of the Company and to fill one membership vacancy on the Board (the “Group Director”), with a term that expires concurrently with those of all other directors on the Board and upon the election and qualification of any successor; provided, however, that (i) OPT shall only have the right to participate in the designation of such Group Director if OPT is entitled to designate an OPT Director hereunder, after giving effect to the provisions of Section 2(b)(i) below, (ii) DB shall only have the right to participate in the designation of such Group Director if DB is entitled to designate a DB Director hereunder, after giving effect to the provisions of Section 2(b)(ii) below, (iii) EL shall cease to have the right to participate in the designation of such Group Director to the extent provided in Section 2(b)(iv) below, and (iv) if one or more of OPT, DB or EL fails, declines or waives its or their right to participate in the designation of such Group Director (it being understood that, absent a formal waiver in writing that expressly surrenders such right permanently, any such failure, declination or waiver shall not be deemed a permanent surrender of such right), the remaining party or parties shall be entitled to designate such Group Director. On the Effective Date, and throughout his or her term, such Group Director must qualify as an “Independent Director” as defined below.

(f) For purposes of this Agreement, a Person shall be deemed to be an “Independent Director” if he or she satisfies the independence standards of both (1) the Company’s charter and bylaws, as in effect on the date hereof, and (2) the New York Stock Exchange (each an “Independent Director”). If at any time, the Board determines that any ATA Director (other than Stanley J. Olander), the DB Director or the Group Director does not qualify as an Independent Director, the Company shall give prompt written notice to the Parties of such determination and the basis therefor. Upon making such determination, or receiving notice thereof, the Party or Parties who had previously designated such director, if any, shall designate a replacement director, and the Parties shall cooperate to take such actions as are necessary to cause such existing director to resign from the Board, and the qualifying replacement director to be appointed or elected to the Board, as soon as reasonably practical. To effectuate such requirement, the ATA Directors (other than Stanley J. Olander), the DB Director and the Group Director shall each execute and deliver to the Company on the date hereof, and any replacement director therefor shall execute and deliver to the Company on the date of his or her designation, a letter of resignation, in the form attached as Exhibit A hereto, which resignation shall automatically take effect upon a determination by the Board that such director has ceased to qualify as an “Independent Director.”

(g) For purposes of this Agreement, the appointment by the Company of Joseph G. Lubeck as a director of the Company pursuant to any employment or consulting agreement shall be deemed to satisfy the Company’s obligations hereunder with respect to the appointment of Joseph G. Lubeck as a director of the Company pursuant to Section 1(d) hereof. Nothing in this Agreement with respect to the cessation or expiration of the Company’s obligation to appoint an EL Director shall be deemed to derogate from the Company’s obligation to appoint Joseph G. Lubeck as a director of the Company pursuant to any employment agreement between the Company and Mr. Lubeck.

2. Continuing Board Composition and Representation.

(a) The Company hereby agrees to nominate each of the OPT Director, the DB Director, the EL Directors and the Group Director (or any replacement thereof as provided in this Agreement) for re-election to the Board at each subsequent meeting of the stockholders of the Company held to consider a vote on the election of the Board, and not to take any action that is designed to interfere with the election or re-election of each such director to the Board. Only such individuals designated in accordance with paragraphs (b), (c), (d) and (e) of Section 1 above, or in accordance with the provisions of this Section 2, shall be eligible for nomination or election as successors to the OPT Director, the DB Director, the EL Directors and the Group Director, respectively. Subject to paragraphs (b), (c), (d) and (e) below, if at any time a vacancy occurs on the Board with respect to the directorship of the OPT Director, the DB Director, either of the EL Directors or the Group Director (by reason of such director’s death, disability, resignation, removal or otherwise), the Company agrees to cause a replacement director, designated by the Party or Parties (or their respective permitted assignees) who had the right to designate the director who has vacated his directorship in accordance with Section 1 (without giving effect to Section 2(c) and 2(d)), to be appointed to fill such vacancy promptly following his or her designation by such Party or Parties (or permitted assignees) hereunder. Subject to paragraphs (c), (d) and (e) below, only such designee shall be eligible for appointment to fill such vacancy.

(b) Notwithstanding any other provision in this Section 2:

(i) The obligations of the Company under this Agreement to nominate an OPT Director, or to appoint a replacement thereto, and to appoint such OPT Director to serve on the Committees (as defined below), and the right of OPT to participate in the designation of the Group Director, shall only apply if OPT and its affiliates directly or indirectly own an aggregate of at least (A) 1,000,000 shares of 9.75% Series A Cumulative Non-Convertible Preferred Stock, $0.01 par value per share, of the Company (the “Series A Preferred Stock”), or (B) 1,000,000 shares of Common Stock, $0.01 par value per share, of the Company (“Common Stock”) (assuming conversion of each interest in the Operating Partnership owned directly or indirectly by OPT and/or its affiliates into one share of Common Stock and the full exercise of any outstanding and unexpired Warrants owned directly or indirectly by OPT and its affiliates whether or not then exercisable), except for a period not exceeding 30 consecutive days during any 12-month period beginning after the date of this Agreement and ending on the date that is 120 days prior to the first anniversary of the date on which the Company’s immediately preceding annual meeting of stockholders was held.

(ii) The obligations of the Company under this Agreement to nominate a DB Director, or to appoint a replacement thereto, and to appoint such DB Director to serve on the Committees (as defined below), and the right of DB to participate in the designation of the Group Director, shall only apply if DB and its affiliates directly or indirectly own an aggregate of at least (A) 500,000 shares of 9.75% Series B Cumulative Non-Convertible Preferred Stock, $0.01 par value per share, of the Company (the “Series B Preferred Stock”), or (B) 500,000 shares of Common Stock (assuming conversion of each interest in the Operating Partnership owned directly or indirectly by DB and its affiliates into one share of Common Stock and the full exercise of any outstanding and unexpired Warrants owned directly or indirectly by DB and its affiliates whether or not then exercisable), except for a period not exceeding 30 consecutive days during any 12-month period beginning after the date of this Agreement and ending on the date that is 120 days prior to the first anniversary of the date on which the Company’s immediately preceding annual meeting of stockholders was held.

(iii) The obligations of the Company under this Agreement with respect to the nomination of EL Directors, or the appointment of replacements thereto, and EL’s right to participate in the designation of the Group Director, shall each cease to apply on and after the Outside Date for so long as the shares of Common Stock acquired on or before such date directly or indirectly by the Contributors under the Contribution Agreements and the DB Contributors under the DB Contribution Agreements have not totaled in the aggregate at least 6,700,000 shares of Common Stock (assuming conversion of each interest in the Operating Partnership acquired directly or indirectly by each such Contributor or DB Contributor into one share of Common Stock) (the “Full Contribution”); provided, however, that the obligations of the Company under this Agreement with respect to the nomination of the EL Directors for election, and EL’s right to participate in the designation of the Group Director, shall be immediately restored upon the Contributors and DB Contributors thereafter achieving the Full Contribution and otherwise satisfying the provisions of this clause (iii) and clause (iv) below, and provided further, that the provisions of this sentence shall not apply if the failure of the Contributors and DB Contributors to achieve the Full Contribution is as a result of a breach by the Company (or its affiliates) of its obligations under the MCA, the Contribution Agreements or the DB Contribution Agreements. Additionally:

(A) If, for more than 30 consecutive days during any 12-month period beginning after the later of the Outside Date and the date of Full Contribution and ending on the date that is 120 days prior to the first anniversary of the date on which the Company’s immediately preceding annual meeting of stockholders was held, EL and its affiliates cease to own, directly or indirectly, an aggregate of at least 3,680,000 shares of Common Stock (assuming conversion of each interest in the Operating Partnership owned directly or indirectly by EL and its affiliates into one share of Common Stock and the full exercise of any outstanding and unexpired Warrants owned directly or indirectly by EL and its affiliates whether or not then exercisable), then the obligations of the Company under Section 2(a) of this Agreement shall thereafter only apply with respect to one EL Director and shall be terminated with respect to the second EL Director,

(B) If, for more than 30 consecutive days during any 12-month period beginning after the later of the Outside Date and the date of Full Contribution and ending on the date that is 120 days prior to the first anniversary of the date on which the Company’s immediately preceding annual meeting of stockholders was held, EL and its affiliates cease to own, directly or indirectly, an aggregate of at least 2,450,000 shares of Common Stock (assuming conversion of each interest in the Operating Partnership owned directly or indirectly by EL and its affiliates into one share of Common Stock and the full exercise of any outstanding and unexpired Warrants owned directly or indirectly by EL and its affiliates whether or not then exercisable), then the obligations of the Company under Section 2(a) of this Agreement shall thereafter be terminated; and

(C) If, for more than 30 consecutive days during any 12-month period beginning after the later of the Outside Date and the date of Full Contribution and ending on the date that is 120 days prior to the first anniversary of the date on which the Company’s immediately preceding annual meeting of stockholders was held, EL and its affiliates cease to own, directly or indirectly, an aggregate of at least 1,225,000 shares of Common Stock (assuming conversion of each interest in the Operating Partnership owned directly or indirectly by EL and its affiliates into one share of Common Stock and the full exercise of any outstanding and unexpired Warrants owned directly or indirectly by EL and its affiliates whether or not then exercisable), then the right of EL to participate in the designation of the Group Director shall thereafter be terminated.

(c) The Company shall give each of the other Parties written notice (the “Company Designation Request”) (i) requesting that the Parties designate directors pursuant to the terms of this Section 2, (ii) stating the Company’s intention to include such designees in its upcoming proxy statement to stockholders, and (iii) providing the date on which the proxy statement is to be mailed (the “Mailing Date”), such Company Designation Request to be delivered not less than 45 days prior to the mailing date of such proxy statement. To designate a director pursuant to the provisions of this Section 2, a Party shall be required to have given the Company written notice of such Party’s designee or designees, as applicable, together with all information relating to such designee or designees required to be included by the Company in such proxy statement under applicable laws, including the federal proxy rules (the “Designation Notice”), on or before the tenth day prior to the Mailing Date (the “Designation Date”). If, during the pendency of any period prior to the IPO during which OPT or DB (or any permitted assignee thereof), as applicable, satisfies the requirements of Section 2(b)(i) or (ii), respectively (or, in the case of a permitted assignee, Section 8(f) hereof), OPT or DB shall have failed to designate its proposed OPT Director or DB Director, respectively, as provided in this paragraph (c) by the Designation Date, such OPT Director or DB Director shall (i) instead be designated by EL who shall deliver to the Company a Designation Notice with respect to such OPT Director or DB Director, together with an irrevocable resignation from such director effective as of any date, prior to the next annual meeting of stockholders, on which OPT or DB, as applicable (or such permitted assignee, as contemplated under Section 8(f) hereof), designates the OPT Director or DB Director, respectively, not later than two days before the Mailing Date (the “Final Designation Date”), and such director shall, if elected, serve until the earlier of (x) the next annual meeting of stockholders and until his or her successor is duly elected and qualifies, or (y) in accordance with the foregoing irrevocable designation, the date on which OPT or DB (or such permitted assignee, as contemplated under Section 8(f) hereof), as applicable, designates the OPT Director or DB Director, respectively, (ii) be an Independent Director, (iii) assume all Committee positions previously held by the prior OPT Director or DB Director, as applicable, and (iv) otherwise be deemed the OPT Director or DB Director, as applicable, for purposes of this Agreement. Notwithstanding the foregoing sentence, if OPT or DB, as applicable, shall have failed to submit its Designation Notice by the Designation Date but subsequently delivers its Designation Notice by the Final Designation Date, then any Designation Notice with respect to such OPT Director or DB Director by EL shall be automatically deemed to have been withdrawn, and the OPT Director or DB Director, as applicable, shall instead be designated in accordance with the Designation Notice submitted by OPT or DB.

(d) If a vacancy shall have occurred in the position of the OPT Director or DB Director during the pendency of any period prior to the IPO during which OPT or DB (or any permitted assignee thereof), as applicable, satisfies the requirements of paragraph (b)(i) or (ii), respectively (or, in the case of a permitted assignee, Section 8(f) hereof), yet a replacement OPT Director or DB Director shall not have been designated by OPT or DB, as applicable, pursuant to paragraph (a) for a period of more than 45 days after a vacancy in such position has occurred, then and until such replacement is so named, the replacement director for the OPT Director and/or DB Director shall (i) be designated by EL to serve until the earlier of (x) the next annual meeting of stockholders and until his or her successor is duly elected and qualifies, or (y) in accordance with an irrevocable resignation from such replacement director delivered concurrently with his or her designation by EL and effective as of the date, prior to the next annual meeting of stockholders, on which a replacement director is designated by OPT or DB, as applicable (or such permitted assignee, as contemplated under Section 8(f) hereof), such date on which the replacement director is designated by OPT or DB (or by such permitted assignee, as contemplated under Section 8(f) hereof), as applicable, (ii) be an Independent Director, (iii) assume all Committee positions previously held by the prior OPT Director or DB Director, as applicable, and (iv) otherwise be deemed the OPT Director or DB Director, as applicable, for purposes of this Agreement.

(e) If during the pendency of any period during which a Party (or any permitted assignee thereof) satisfies its requirements under paragraph (b) hereof with respect to its right to participate in the designation of the Group Director, yet such Party fails or declines to participate in such designation, the remaining Parties otherwise entitled to participate in the designation of such Group Director shall, by themselves, be entitled to designate the Group Director.

3. Committee Representation.

(a) On or prior to the Effective Date, the Company agrees to take all corporate and other actions necessary to increase the number of directors on the Board’s (i) Audit Committee, (ii) Compensation Committee, and (iii) Nominating and Corporate Governance Committee (each a “Committee” and collectively, the “Committees”) to up to five Independent Directors.

(b) On or prior to the Effective Date, the Company agrees to take all corporate and other actions necessary to cause an ATA Director (other than Stanley J. Olander, Jr.), the OPT Director (for so long as he or she qualifies as an Independent Director and is willing to serve as a member of a Committee), the DB Director and the Group Director (and any successor thereto) to be appointed, and thereafter to be re-appointed, to serve on each of the Committees. If, at any time, the Board determines that the OPT Director does not qualify as an Independent

Director, the Company shall give prompt written notice to the Parties of such determination and the basis therefor. Upon making such determination, or receiving notice thereof), OPT shall cause the OPT Director to resign from all Committees as soon as reasonably practical. For avoidance of doubt, (i) the OPT Director shall not be required to serve as a member of any Committee, (ii) the OPT Director may resign from any Committee at any time, and (iii) OPT may waive its rights to have an OPT Director serve on any Committee, and any such waiver, if given, shall be in writing and shall be effective until the next annual meeting of the Company’s stockholders at which directors of the Company are elected or, if expressly stated in such waiver, shall be effective for such longer period set forth therein.

4. Election of Joseph G. Lubeck as Executive Chairman of the Board. Effective as of the Effective Date, and thereafter for as long as Joseph G. Lubeck continues to serve as a director of the Company, whether pursuant to the terms hereof or otherwise, the Parties agree to take all corporate and other actions necessary to cause him to be elected as the Company’s Executive Chairman of the Board.

5. Voting. From and after the Effective Date:

(a) OPT agrees to vote all shares of the Series A Preferred Stock (but not any other shares of the Company’s capital stock) directly or indirectly owned by it and entitled to vote, and each of DB and EL agrees to vote all shares of the Company’s capital stock directly or indirectly owned by it and entitled to vote, in favor of the election or re-election, as the case may be, of the directors designated by the Parties as provided in this Agreement at any meeting (or written consent in lieu of a meeting) of the Company’s stockholders held to consider the election of any such designated director; provided however, that DB’s and EL’s foregoing undertaking with respect to the OPT Director shall only apply while OPT or its affiliates continues to own all of the shares of Series A Preferred Stock; and

(b) OPT agrees to vote all shares of the Series A Preferred Stock (but not any other shares of the Company’s capital stock) directly or indirectly owned by it and entitled to vote, and each of DB and EL agree to vote all shares of the Company’s capital stock directly or indirectly owned by it and entitled to vote, in favor of any resolution or proposal recommended by the Board and submitted to a vote of stockholders of the Company with respect to any of the following matters:

(i) An acquisition of assets by the Company or the Operating Partnership, or by any direct or indirect subsidiary thereof, and the issuance of shares of capital stock by the Company or OP Units exchangeable for, or convertible into, shares of capital stock of the Company, with respect to such acquisition;

(ii) Amendments to the Company’s charter or bylaws, other than such amendments that, under the Company’s charter, including the Articles Supplementary applicable to the Series A Preferred Stock or Series B Preferred Stock held by such Party, require a special vote of such Series A Preferred Stock or Series B Preferred Stock;

(iii) A merger or consolidation of the Company with or into another entity; or

(iv) A sale of assets by the Company or the Operating Partnership, or by any direct or indirect subsidiary thereof.

(c) Nothing in paragraphs (a) or (b) above shall be deemed to (i) require any Party to vote its shares of Company capital stock in support of a resolution that would cause a violation by the Company or its subsidiaries of applicable law or a breach of a covenant under the terms of the Series A Preferred Stock or Series B Preferred Stock; or (ii) require any Party to vote its shares of the Company’s capital stock in any particular manner with respect to any class specific vote in which such Party is entitled to vote. An affirmative vote by OPT or DB pursuant to paragraphs (a) or (b) shall not be deemed a consent or waiver by it pursuant to the terms of the Series A Preferred Stock or Series B Preferred Stock, respectively.

(d) Upon a permitted transfer of any shares of the Series A Preferred Stock or Series B Preferred Stock then held by any of them, each of OPT, DB and EL shall cause the permitted transferee to execute a joinder to this Agreement whereby such permitted transferee shall agree to vote such shares in the same manner as the transferor Party was required to vote such shares under the provisions of paragraphs (a) and (b) above.

6. Severalty of Obligations. The obligations under this Agreement of each Party and the separate and several obligations of that Party and are not joint obligations with respect to any other person. No failure by any Party to perform its obligations under this Agreement shall relieve any other Party of any of its obligations hereunder, and no Party shall be responsible or liable for the obligations of or any action taken or omitted to be taken, by any other Party hereunder.

7. Expiration. Notwithstanding anything herein to the contrary, all of the Parties’ (and their permitted assignees’) respective rights, undertakings and obligations under this Agreement shall be deemed to have expired and to be without any further force and effect upon consummation of the IPO, provided however, that notwithstanding the foregoing:

(a) the obligations of the Company under this Agreement to nominate an OPT Director for re-election to the Board shall continue until and including the earlier of (i) the second annual meeting of the Company’s stockholders following the IPO, and (ii) OPT and its affiliates ceasing to own directly or indirectly an aggregate of at least 1,000,000 shares of Common Stock (assuming conversion of each interest in the Operating Partnership owned directly or indirectly by OPT and its affiliates into one share of Common Stock and the full exercise of any outstanding and unexpired Warrants owned directly or indirectly by OPT and its affiliates whether or not then exercisable) for more than 30 consecutive days during any 12-month period beginning after the date of this Agreement and ending on the date that is 120 days prior to the first anniversary of the date on which the Company’s immediately preceding annual meeting of stockholders was held;

(b) the obligations of the Company to nominate a DB Director for re-election to the Board shall continue to apply until and including the earlier of (i) the second annual meeting of the Company’s stockholders following the IPO, and (ii) DB and its affiliates ceasing to own directly or indirectly an aggregate of at least 500,000 shares of Common Stock (assuming conversion of each interest in the Operating Partnership owned directly or indirectly by DB and its affiliates into one share of Common Stock and the full exercise of any outstanding and unexpired Warrants owned directly or indirectly by DB and its affiliates whether or not then exercisable) for more than 30 consecutive days during any 12-month period beginning after the date of this Agreement and ending on the date that is 120 days prior to the first anniversary of the date on which the Company’s immediately preceding annual meeting of stockholders was held; and

(c) the obligations of the Company to nominate (i) two EL Directors shall continue to apply until EL and its affiliates cease to own, directly or indirectly, an aggregate of at least 3,680,000 shares of Common Stock (assuming conversion of each interest in the Operating Partnership owned directly or indirectly by EL and its affiliates into one share of Common Stock and the full exercise of any outstanding and unexpired Warrants owned directly or indirectly by EL and its affiliates whether or not then exercisable), and (ii) one EL Director shall continue to apply until EL and its affiliates cease to own, directly or indirectly, an aggregate of at least 2,450,000 shares of Common Stock (assuming conversion of each interest in the Operating Partnership owned directly or indirectly by EL and its affiliates into one share of Common Stock and the full exercise of any outstanding and unexpired Warrants owned directly or indirectly by EL and its affiliates whether or not then exercisable), in either such case for more than 30 consecutive days during any 12-month period beginning after the later of the Outside Date and the date of Full Contribution and ending on the date that is 120 days prior to the first anniversary of the date on which the Company’s immediately preceding annual meeting of stockholders was held.

For purposes of the foregoing, “consummation of the IPO” shall mean the initial closing (without regard for any closing of any associated “green shoe”) of the first underwritten public offering of shares of the Common Stock registered under the Securities Act of 1933, as amended, that occurs after the Effective Date and in conjunction with which shares of Common Stock are listed for trading on the New York Stock Exchange.

8. Miscellaneous Provisions.

(a) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to each other Party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic means shall be considered original executed counterparts for purposes of this Section, provided receipt of copies of such counterparts is confirmed.

(b) Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when sent by electronic mail or facsimile (which is confirmed by the intended recipient) and (c) when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to EL, to:

Elco Landmark Residential Holdings LLC

825 Parkway Street

Jupiter, Florida 33477

Attention: Joseph Lubeck, Chief Executive Officer

Fax: (561) 745-8745

Email: jlubeck@landmarkresidential.com

with a copy to:

Goulston & Storrs P.C.

750 Third Avenue

New York, New York 10017

Attention: Yaacov M. Gross, Esq.

Fax: (212) 878-5527

Email: ygross@goulstonstorrs.com

If to the Company, to:

Apartment Trust of America, Inc.

4901 Dickens Road, Suite 101

Richmond, Virginia 23230

Attention: Stanley J. Olander, Jr.

Fax: (804) 237-1345

Email: jolander@atareit.com

with a copy to:

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Attention: Daniel M. LeBey, Esq.

Fax: (804) 788-8218

Email: dlebey@hunton.com

If to OPT, to:

2335887 Ontario Inc.

1 Adelaide Street E.

Suite 1200

Toronto, Ontario M5C 3A7

Canada

Attention: Robert A. S. Douglas

Facsimile No.: (416) 681-2500

with a copy to:

Davies Ward Phillips & Vineberg LLP

900 Third Avenue, 24th Floor

New York, New York 10022

Attention: Jeffrey Nadler, Esq.

Facsimile No.: (212) 318-0132

Email: JNadler@dwpv.com

If to DB, to:

DeBartolo Development LLC

4401 W. Kennedy Boulevard, 3rd Floor

Tampa, Florida 33609

Attention: Edward M. Kobel

Facsimile No.: (813) 676-7696

with a copy to:

Gray Robinson, P. A.

201 N. Franklin Street, Suite 2200

Tampa, Florida 33602

Attention: Michael J. Nolan, Esq.

Facsimile No.: (813) 273-5039

(c) Governing Law; Jurisdiction and Venue.

(i) This Agreement shall be governed by and construed in accordance with, the laws of the State of Maryland without regard, to the fullest extent permitted by law, to the conflicts of law provisions thereof which might result in the application of the laws of any other jurisdiction.

(ii) Each Party agrees that any Proceeding for any Claim arising out of or related to this Agreement or the Transactions, whether in tort or contract or at law or in equity, shall be brought only in either the United States District Court for the Eastern District of New York or in the United States District Court for the Southern District of New York (each, a “Chosen Court”), and each Party irrevocably (a) submits to the jurisdiction of the Chosen Courts (and of their appropriate appellate courts), (b) waives any objection to laying venue in any such Proceeding in either Chosen Court, (c) waives any objection that such Chosen Court is an inconvenient forum for the Proceeding, and (d) agrees that, in addition to other methods of service provided by law, service of process in any such Proceeding shall be effective if provided in accordance with paragraph (b) above, and the effective date of such service of process shall be as set forth in paragraph (b) above.

(d) Entire Agreement. This Agreement (including its exhibits, appendices and schedules) and the other documents delivered pursuant to this Agreement constitute a complete and exclusive statement of the agreement between the Parties with respect to its subject matter, and supersede all other prior agreements, arrangements or understandings by or between the Parties, written or oral, express or implied, with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person who is not a Party (or their successors and assigns) any rights or remedies hereunder.

(e) Specific Performance. The Parties acknowledge and agree that a breach or threatened breach, of any agreement contained herein will cause irreparable damage, and the other Parties will have no adequate remedy at law or in equity. Accordingly, each Party agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief.

(f) Assignment and Successors. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties. This Agreement and all the provisions hereof are personal to each of the Parties, and except as otherwise provided below, shall not inure to a Party’s respective successors and may not be assigned by a Party without the prior written consent of the other Parties. Any assignment in violation of the foregoing shall be void and of no effect.

(i) OPT and DB may assign their rights under this Agreement to a Qualified Institutional Investor (which, for purposes hereof, shall be deemed to include any agreement by OPT or DB to exercise their respective rights hereunder on behalf of, under the direction or consent of, or in coordination with such Qualified Institutional Investor) to designate any future replacement OPT Director or DB Director, and any such replacement OPT Director or DB Director shall thereafter be deemed the OPT Director or DB Director, as applicable, for purposes of this Agreement, provided however, that (x) no such assignee shall acquire thereby any rights hereunder greater than those previously held by OPT and DB, (y) OPT’s or DB’s rights (as applicable) to participate in the designation of Group Director under Section 1(e) and any replacement thereof pursuant to Section 2(a) shall terminate effective with such assignment, and (z) such assignment shall be subject to the following additional conditions (except that the provisions of clauses (B), (D) and (E) below shall not apply if such assignment is to EL or one of its affiliates):

(A) Such assignment shall be in writing, and the assignor Party shall have delivered a fully executed copy of such assignment to the Company and the other Parties;

(B) Such assignee owns or becomes the transferee at the time of such assignment of all (but not less than all) of the outstanding shares of the Series A Preferred Stock (in the case of an assignment with respect to the OPT Director) or all (but not less than all) of the Series B Preferred Stock (in the case of an assignment with respect to the DB Director), it being understood and agreed that: (1) if no shares of the Series A Preferred Stock (in the case of an assignment with respect to the OPT Director) or shares of the Series B Preferred Stock (in the case of an assignment with respect to the DB Director) are then outstanding, this condition shall not be deemed satisfied, and (2) the limitations on the Company’s obligations under Section 2(b) hereof with respect to the nomination or appointment of the OPT Director and/or the DB Director shall apply to the designee or designees of such assignee, and for such purpose, only the shares of the Series A Preferred Stock or Series B Preferred Stock held by the assignee (and not any shares of the Company’s capital stock held or deemed held by such assignee or any other Person, including OPT or DB, as applicable) shall be taken into account;

(C) Such replacement OPT Director or DB Director, as applicable, designated from time to time by such assignee shall at all times qualify as an Independent Director under this Agreement;

(D) Such replacement OPT Director or DB Director, as applicable, designated from time to time by such assignee shall have been approved by the Board, such approval not to be unreasonably withheld, conditioned or delayed; and

(E) Such assignee shall have executed a joinder to this Agreement whereby such assignee shall have agreed to be bound by all of the provisions of this Agreement to the same extent, mutatis mutandis, as applicable to OPT (for the designation by such assignee of a replacement OPT Director) or DB (for the designation by such assignee of a replacement DB Director), including without limitation, the provisions set forth in Sections 5(a) and 5(b) of this Agreement.

(ii) The consummation of OPT’s Contribution Put Right or Director Put Right under the Put and ROFR Agreement shall be deemed a permitted assignment to the Put Purchaser (or to the designated Put Purchaser among multiple Put Purchasers, if applicable) of OPT’s rights under this Agreement to designate a replacement OPT Director, it being understood and agreed that the limitations on the Company’s obligations under Section 2(b)(i) hereof with respect to the nomination or appointment of the OPT Director shall apply to the designee or designees of such assignee, and for such purpose, only the shares of the Series A Preferred Stock held by the Put Purchasers or their affiliates (and not any other shares of the Company’s capital stock held or deemed held by the Put Purchasers or any other Person, including OPT) shall be taken into account.

(iii) EL may assign its rights under this Agreement to an affiliate of Elco, NA or of Joseph G. Lubeck which assignee shall thereafter succeed to all of EL’s rights and obligations under this Agreement.

(g) Headings. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

(h) Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by (i) the Company and (ii) each Party then entitled to designate a director of the Company pursuant to the provisions hereof (each Party described in this clause (ii) being an “Amending Party,” it being understood, for purposes of this Section 8(h), that no Party entitled at any time to designate a director hereunder shall cease to be an Amending Party unless and until such Party shall have expressly and permanently surrendered, forfeited or assigned any and all of such designation rights). Any Party may, only by an instrument in writing, waive compliance by any other Party with any term or provision hereof on the part of such other Party to be performed or complied with. The waiver by any Party of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.

(i) Interpretation; Absence of Presumption.

(i) For the purposes hereof, (A) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (B) the terms “hereof,” “herein,” “hereto” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section and paragraph references are to the Articles, Sections and paragraphs to this Agreement unless otherwise specified; (C) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; (D) the word “or” shall not be exclusive; and (E) provisions shall apply, when appropriate, to successive events and transactions.

(ii) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(iii) Capitalized terms used herein but not otherwise defined shall have the following meanings:

(A) “Affiliates” means, with respect to a specified Person, each other Person that directly or indirectly Controls, is Controlled by, or is under common Control with that Person. Except as otherwise expressly provided, the Affiliates of the EL Parties shall be limited to Joseph Lubeck, Elco Holdings Ltd. and their respective Controlled Affiliates.

(B) “Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banks are required or authorized by Law to be closed in the City of New York.

(C) “Claim” means any claim or demand, or assertion of either of any claim or demand, by any Person (except for those included in the definition of Proceeding).

(D) “Common Equity” shall mean all shares now or hereafter authorized of any class of common stock of the Company, including the Common Stock, and any other stock of the Company, howsoever designated, authorized after the date hereof, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Company without limit as to per share amount.

(E) “Common Stock” shall mean the common stock, $0.01 par value per share, of the Company.

(F) “Company Designation Request” shall have the meaning set forth in Section 2(c) hereof.

(G) “Contributed Entity” means an entity that wholly owns, directly or indirectly, a Contributed Property.

(H) “Contributed Interests” means 100% of the direct equity interest in a Contributed Entity.

(I) “Contributed Properties” means each of the properties identified on Schedule A to the MCA as in effect on the date hereof.

(J) “Contributors” means, as the context may require, (i) with respect to any Contributed Property, the Persons named as contributing parties to the applicable Interest Contribution Agreement as described in the Contribution Structure Chart attached as Schedule B to the MCA as in effect on the date hereof or (ii) the Contributors with respect to all Contributed Properties collectively.

(K) “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of an Equity Interest, by contract or otherwise. The terms “Controlled by” and “under common Control with” have correlative meanings.

(L) “DB Contribution Agreement” means each of the interest contribution agreements with one or more of DB and its Affiliates substantially in the form attached as Exhibit B to the MCA as in effect on the date hereof.

(M) “DB Properties” means the properties owned by DB or its Affiliates and identified on Schedule A of the MCA as in effect on the date hereof.

(N) “Entity” means, except for Governmental Authorities, (a) any corporation, partnership, joint venture, limited liability company, business trust or other business entity, (b) any association, unincorporated business or other organization, (c) trust and (d) any other organization having legal status as an entity under any Law.

(O) “Equity Interest” means (i) in the case of a corporation, shares of stock, (ii) in the case of a general or limited partnership, partnership interests, (iii) in the case of a limited liability company, limited liability company interests, (iv) in the case of a trust, beneficial interests therein and (v) in the case of any other Person that is not an individual, the comparable interests therein.

(P) “Governmental Authority” means (a) any body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental agency, department, board, commission or other instrumentality, whether national, territorial, federal, state, provincial, local, supranational or other authority, (b) any organization of multiple nations, or (c) any tribunal, court or arbitrator of competent jurisdiction.

(Q) “Interest Contribution Agreement” means each of the Interest Contribution Agreements to be entered into for each Contributed Property pursuant to the MCA, in substantially the form attached as Exhibit A-2 to the MCA as in effect on the date hereof.

(R) “Junior Stock” shall mean, as the case may be, (i) the Common Equity and any other class or series of stock of the Company which is not entitled to receive any dividends in any period unless all dividends required to have been paid or declared and set apart for payment on the Series A Preferred Stock (and any Parity Stock) shall have been so paid or declared and set apart for payment, (ii) the Common Equity and any other class or series of stock of the Corporation which is not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Corporation until the Series A Preferred Stock (and any Parity Stock) shall have received the entire amount to which such Series A Preferred Stock (and any Parity Stock) is entitled upon such liquidation, dissolution or winding up or (iii) the Common Equity and any other class or series of stock of the Corporation ranking junior to the Series A Preferred Stock (and any Parity Stock) in respect of the right to redemption.

(S) “Operating Partnership” means Apartment Trust of America Holdings, L.P., a Virginia limited partnership or any successor thereof.

(T) “Outside Date” means the date that is six (6) months after the Initial Closing Date, subject to extension as provided in Section 5.4(b) of the SPA as in effect on the date hereof (or, if such date is not a Business Day, the first Business Day thereafter).

(U) “Person” means an individual, an Entity or a Governmental Authority.

(V) “Proceeding” means any action, claim, audit or other inquiry, hearing, investigation, suit or other charge or proceeding (whether civil, criminal, administrative, investigative, formal or informal) by or before any Governmental Authority or before an arbitrator or arbitral body or mediator.

(W) “Put and ROFR Agreement” means the Put and ROFR Agreement, dated as of the date hereof, by and among OPT, Joseph G. Lubeck and Elco North America, Inc.

(X) “REIT” means any real estate investment trust complying with the requirements of Sections 856 through 860 of the Code and the Regulations related thereto.

(Y) “Transactions” means the contribution transactions contemplated by the MCA and the Interest Contribution Agreements, the contribution transactions contemplated by the DB Contribution Agreements and the transactions contemplated by the SPA.

(Z) “Warrants” means warrants to purchase shares of Common Stock issued pursuant to the SPA.

(j) Severability. If any provision of this Agreement or the application of such provision to any Person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to Persons or circumstances, other than the Party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

(k) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION AGREEMENTS OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(j).

(l) Further Assurances. The Parties agree that, from time to time, each of them will, and will cause their respective Affiliates to, execute and deliver such further instruments and take such other action as may be necessary to carry out the purposes and intents hereof.

(m) Share Adjustments. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting such shares occurring after the date of this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

COMPANY:

APARTMENT TRUST OF AMERICA, INC.

By:	/s/ Stanley J. Olander, Jr.
Name:	Stanley J. Olander, Jr.
Title:	Chief Executive Officer

Signature to Corporate Governance Agreement

EL:

Elco Landmark Residential Holdings LLC

By: JLCo, LLC, a Florida limited liability company, its manager

By:	/s/ Joseph Lubeck
Name:	Joseph Lubeck
Title:	President

Signature to Corporate Governance Agreement

OPT:

2335887 LIMITED PARTNERSHIP, by its general partner, 2335887
ONTARIO INC.

By:	/s/ Robert A. S. Douglas
Name:	Robert A. S. Douglas
Title:	President

By:	/s/ Joseph Lyn
Name:	Joseph Lyn
Title:	Vice-President and Secretary

Signature to Corporate Governance Agreement

DB:

DK LANDMARK, LLC

By:	/s/ James A. Palermo
Name:	James A. Palermo
Title:	Executive Vice President

Signature to Corporate Governance Agreement

EXHIBIT A

[ ] [ ], 2012

Board of Directors

Apartment Trust of America, Inc.

To the Board of Directors:

I hereby tender my conditional resignation, as a member of the board of directors of Apartment Trust of America, Inc., a Maryland corporation (the “Company”), and as a member of any and all committees thereof, upon the terms set forth herein. I acknowledge that (i) my execution and delivery of this letter is a condition to my eligibility to serve in such capacity, (ii) this letter shall be deemed reaffirmed, upon each and every subsequent instance of my election or re-election to the board of directors of the Company, by my acceptance of such position (whether or not in writing) without the requirement of re-execution or re-delivery of a letter of like tenor, and (iii) other than with respect to the conditions set forth herein, this letter shall be irrevocable.

My resignation herein tendered shall be effective upon, and only upon, a determination by the board of directors of the Company that I do not satisfy the independence standards of both (1) the Company’s charter and bylaws, as in effect on the date hereof, and (2) the New York Stock Exchange.

Sincerely,

[INSERT NAME OF DIRECTOR]